FOR IMMEDIATE RELEASE
                                                        For information contact:
                  William J. Woodard, Vice President and Chief Financial Officer
                                    Charis W. Copin, Director-Investor Relations


                       PSC ADOPTS SHAREHOLDER RIGHTS PLAN

Rochester, New York--December 30, 1997--PSC Inc. (Nasdaq: PSCX) a leading manufacturer of laser based bar code scanners, today announced that its Board of Directors has adopted a Shareholder Rights Plan and has declared a dividend of one Preferred Share Purchase Right for each outstanding common share to shareholders of record at the close of business on December 30, 1997.

The Rights will be exercisable only if a person or group acquires 20 percent or more of the company's outstanding common shares, or commences a tender or exchange offer that would result in the ownership by a person or a group of 20 percent or more of the company's outstanding common shares.

Each Right, which is not currently exercisable, will entitle the holder to purchase one one-thousandth of a share of the Company's new Series B Preferred Stock at an exercise price of $45.00. In the event the Rights become exercisable, holders (other than the acquiring group or person) will be entitled to purchase, at the exercise price, shares of PSC preferred stock, or common stock of the acquiring company, which have a market value equal to twice the exercise price.

Unless or until the Rights become exercisable, they will trade with PSC common shares and no separate certificates will be issued. A summary of the Rights Agreement will be sent to shareholders on or about January 20, 1998. Under certain circumstances, the Rights are redeemable at a price of $0.01 per Right and will expire on December 30, 2007, unless redeemed earlier.

The Company said that numerous public companies have adopted similar plans. The plans are intended to protect shareholders' rights to realize the full, long-term value of their investment in the company, while not preventing a fairly valued bid. The Plan was not adopted in response to any known effort to acquire the Company.

PSC manufactures the world's most comprehensive line of laser based handheld and fixed position bar code scanners, bar code engines and verifiers and automated carton dimensioning systems. These products are used in automatic data collection solutions in the retail, manufacturing, transportation, distribution and health care industries, and government. Headquartered in Rochester, New York, PSC has manufacturing facilities in Rochester and Eugene, Oregon. PSC has sales and service offices throughout the Americas, Europe, Asia and Australia.

                                       ###